                                                                    Exhibit 12.1


                                                                                                          Period      Two month
                                  Year          Period                                                 February 29     period
                                  ended        January 1                                               to December      ended
                                March 31,     to April 4,            Year ended December 31,                31,       February 28,
                                ----------    ------------    ------------- ------------ ------------  ------------- -------------
                                   2001           2000           1999           1998           1997          1996        1996
                                            (Predecessor)  (Predecessor)  (Predecessor)  (Predecessor) (Predecessor) (Predecessor)

Income (loss) from operations .   (19,439)        2,133       (765,197)      (32,663)        33,690        9,251        6,783
Distribution from joint ventures    3,600            --          4,000            --             --           --           --
                                 --------     ---------      ---------      --------        -------      -------       ------
                                  (15,839)        2,133       (761,197)      (32,663)        33,690        9,251        6,783

Interest expense ..............    54,677            --             --            --             --           --           --
Interest allocated to assets
  held for sale ...............     1,256            --             --            --             --           --           --
Interest portion of rent expense    6,510         1,495          4,005         3,070          3,454        2,560          551
                                 --------     ---------      ---------      --------        -------      -------       ------
Total Fixed Charges ...........    62,443         1,495          4,005         3,070          3,454        2,560          551
                                 --------     ---------      ---------      --------        -------      -------       ------
Earnings before income taxes
  & fixed charges .............  $ 46,604     $   3,628      $(757,192)     $(29,593)       $37,144      $11,811       $7,334
                                 ========     =========      =========      ========        =======      =======       ======
Ratio of earnings to fixed
  charges .....................       (a)           2.4             (a)           (a)          10.8          4.6         13.3
                                 ========     =========      =========      ========        =======      =======       ======

(a) For the fiscal year ended March 31, 2001 and the years ended December 31, 1999 (Predecessor) and 1998 (Predecessor) earnings were insufficient to cover fixed charges by $15,839, $761,197 and $32,663, respectively.